Exhibit 10.13

DISTRIBUTOR MASTER STOCKING DISTRIBUTOR AGREEMENT
INDUSTRIAL VIDEO PRODUCTS

TOSHIBA AMERICA INFORMATION SYSTEMS, INC.
IMAGING SYSTEMS DIVISION--IMAGING SYSTEMS
9740 Irvine Boulevard
Irvine, California 92618-1697

This Distributor Agreement (“Agreement”) is effective as of the 16th day of April, 2004 (“Effective Date”) by and between the Imaging Systems Division (Imaging Systems) of Toshiba America Information Systems, Inc., a California Corporation (“ISD”) and the following:

Southern Imaging
Distributor Name

2720 Commodore Drive #150
Street Address

Carrollton, TX 75007
City/State/Zip Code

Corporation
(Insert Corporation/Partnership/Sole Proprietor)

1.

APPOINTMENT:  ISD appoints Distributor, and Distributor accepts such appointment, to be a non-exclusive Master Stocking Distributor of ISD industrial video products and related accessories (“ISD Products”).

2.

INDEPENDENT CONTRACTOR:  Distributor and ISD acknowledge that nothing in this Agreement shall be deemed to create a joint venture, partnership, employer/employee relationship, agency, or franchise relationship between the parties. Distributor shall not hold itself out to be an agent of ISD, nor attempt to bind ISD with respect to any matter, except on the express prior written authorization of the undersigned representative of ISD. In all matters arising under the terms of this Agreement, Distributor and ISD shall be independent contractors.

3.

RESPONSIBILITIES OF DISTRIBUTOR:  Distributor shall (a) use its best efforts to promote and sell the ISD Products; (b) provide adequate support to each customer to which it sells the ISD Products in installation and operation of the products; (c) comply with all federal, state, and local laws, rules and regulations relating to advertising, marketing and sale of the ISD Products and its performance of this Agreement; (d) provide ISD with reports as ISD may reasonably request from time to time; and (e) arrange for warranty and service support for the ISD Products sold consistent with ISD's guidelines.

4.

TERM AND TERMINATION:

(a)

The term of this Agreement shall be for the period commencing on the Effective Date and ending on March 31, 2008 and shall automatically renew for additional one (1) year periods (the “Term”), unless terminated in accordance with this Section. Either party may terminate this Agreement at any time during the initial or any renewal Term, with or without cause, upon thirty (30) days prior written notice, provided that such termination shall not apply to any purchase orders issued by Distributor and accepted by ISD prior to the effective date of termination. .

(b)

IN NO EVENT SHALL ISD OR DISTRIBUTOR BE ENTITLED TO INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, OF ANY KIND ARISING FROM ANY BREACH OR TERMINATION OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

5.

PURCHASES:  Distributor shall purchase the ISD Products at the prices set forth in Attachment A (“Pricing”) with potential pricing adjustments as set forth in Attachment B (“Parity Terms”), if any, both of which are attached hereto and made a part hereof. Distributor shall issue non-cancelable purchase orders to ISD for the purchase of ISD Products. Distributor acknowledges that the terms of this Agreement shall supersede any additional, different, or inconsistent terms and conditions contained in Distributor's purchase order. No purchase order shall be binding on ISD unless accepted in writing. ISD reserves the right to reject any purchase order.

6.

PURCHASE COMMITMENTS.  Consistent with Distributor's obligations hereunder to aggressively promote ISD Products, and in consideration for the discount afforded to Distributor in accordance with Attachment A, the parties agree as follows:

(a)

Distributor shall be obligated to place an, opening stocking order of not less than $5,000 of ISD Products at Distributor cost to be shipped at one time.

(b)

As a condition to retain its status as a Distributor, Distributor shall purchase a minimum of $50,000 of ISD Products during the twelve month period ending March 31, 2008 or annualized in the case of new accounts commencing in mid year. Revised purchase commitments for future periods will be established by ISD in its discretion and sent to Distributor.

(c)

If Distributor does not fulfill the foregoing purchase commitments, ISD will calculate the appropriate discount which corresponds to the volume of ISD Products purchased by Distributor during the relevant period and will issue an invoice to bill back the Distributor accordingly, which invoice Distributor agrees to pay when due.

7.

SHIPMENT:  Shipment shall be F.O.B. ISD Warehouse. ISD shall use commercially reasonable efforts to ship in accordance with any agreed upon shipment schedule, but delivery dates shall be deemed to be estimates only. In the event of any unexcused delay in shipment greater than 30 days, Distributor may reschedule shipment to a mutually agreed upon shipping date, or cancel the purchase order, at Distributor's option. Distributor shall be entitled to no other remedy.

8.

INSPECTION / ACCEPTANCE / REJECTION:  Distributor shall inspect all ISD Products within ten (10) days after receipt as evidenced by ISD's shipping documentation. ISD Products shall be deemed accepted, unless rejected by Distributor in writing, specifying the masons for rejection, within thirty (30) days after receipt by Distributor. ISD and Distributor will mutually conduct an inspection of Product rejected by Distributor at Distributor's location approximately every three (3) months. Return authorization will then be granted for the ISD Products that ISD believes, in its sole discretion, are defective after said mutual inspection. Rejection Criteria are set forth in Attachment C, attached hereto and made a part hereof.

9.

PAYMENT:  Unless otherwise expressly agreed in writing, standard payment terms will be Net Thirty (30) days from the date of ISD's invoice. Past due amounts shall be subject to interest computed daily, at the maximum rated allowed by law. Distributor shall not make any deductions or offsets of any kind from payments due to ISD. Distributor shall pay any and all sales, use, gross receipts, excise and other taxes arising out of the sale or use of the ISD Products, other than any taxes based on ISD's net income, unless Distributor provides ISD with applicable resale certificates. If Distributor fails to make payment in full as set forth above, ISD shall be entitled to recover, in addition to all remedies allowed by taw and set forth herein, reasonable attorney's fees and costs related to the collection of such amount. ISD reserves the right to revoke at any time any credit extended to Distributor due to its failure to make any payment to ISD when due or for any other business reason deemed good and sufficient by ISD in its sole discretion.

10.

CRITICAL USE: The ISD Products sold hereunder are not designed for any “critical applications.” “Critical applications' means life support systems, medical applications, human implantation, commercial aviation, nuclear facilities or systems or any other applications where product failure could lead to injury to persons or loss of life or catastrophic property damage. Accordingly, ISD disclaims any and all liability arising out of the use of the ISD Products in any critical applications. if Distributor resells the ISD Products for use in a critical application, Distributor, and not ISD, assumes full responsibility for such use.

11.

WARRANTIES AND EXCLUSIONS:

(a)

ISD Products are subject to the Limited Warranty that accompanies the product. The ISD Limited Warranty applies to the end-user only. ISD makes no warranty to the Distributor whatsoever with respect to the ISD Products. Distributor is prohibited from making any change or modification to the ISD Limited Warranty. Distributor shall have sole responsibility for, and shall defend, indemnify and hold harmless ISD against any claim arising out of, any change or modification by the Distributor to the ISD Limited Warranty or any representations or warranties offered by Distributor concerning the ISD Products which are not consistent in any respect with the ISD Limited Warranty.

(b)

ISD AND ITS PARENT ORGANIZATIONS SPECIFICALLY DISCLAIM ALL WARRANTIES TO DISTRIBUTOR WITH RESPECT TO THE ISD PRODUCTS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF NON-INFRINGEMENT OF INTELLECTUAL PROPERTY AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.

RETURNS:  ISD may accept the return of standard ISD Products, subject to ISD's prior written return material authorization (“RMA”). All returns must reference the RMA number or ISD Products will not be accepted. An RMA will expire thirty (30) days from the date of issuance. Distributor shall ship returns F.O.B. Destination. Payment of all freight charges and the risk of loss during shipment shall be the responsibility of the Distributor. Distributor shall only return ISD Products due to a claimed defect in accordance with the procedure set forth in Section 8 above. ISD shall not accept the return of OEM or custom made products, unless such products are proven to be defective in ISD's sole judgment.

13.

INTELLECTUAL PROPERTY RIGHTS INDEMNITY:

(a)

Indemnity by ISD: In the event that a claim of infringement is made, or in ISD's judgment a possible claim of infringement exists with respect to any U.S. patent, trademark, copyright or other proprietary right affecting ISD Products, and if such claim or possible claim is not covered by subparagraph [D] below, then, ISD shall at its option either (i) modify the infringing ISD Product so that the sale thereof by Distributor ceases to be infringing or wrongful, (ii) procure for Distributor the right to continue selling the ISD Product, or (iii) demand the return of all infringing ISD Products in their original, unopened containers, and upon receipt ISD will grant Distributor full credit for the purchase price of the returned ISD Products. Subject to Distributor's fulfillment of all of its obligations, ISD shall defend any suit or proceeding brought against Distributor or its customers insofar as such suit or proceeding is based upon a claim (other than a claim covered by subparagraph [D] below) that any ISD Product purchased by Distributor infringes or constitutes wrongful use of any U.S. patent, trademark, copyright, or other proprietary right.

(b)

Suit or Proceeding. Distributor shall notify ISD in writing of any such suit or proceeding, promptly upon first learning of such suit or proceeding, and shall provide ISD, at no cost, with such assistance and cooperation as ISD may request in the defense of the case. ISD shall have complete control over any such suit or proceeding, including without limitation the right to settle on behalf of Distributor on any terms ISD deems desirable in the sole exercise of its discretion, provided that ISD shall obtain a complete release of all claims against Distributor, and further provided that ISD shall pay all damages and costs finally awarded against Distributor or payable by Distributor pursuant to a settlement agreement.

(c)

Cessation of Sales in Instances of Infringement or Possible Infringement: In the event any ISD Product becomes, or in ISD's opinion, is likely to become the subject of a claim of infringement or wrongful use of any U.S. patent, trademark, copyright or other proprietary right, Distributor shall cease distribution of the ISD Product upon receipt of written instructions from ISD.

(d)

Infringement Not the Responsibility of ISD: ISD shall not have any liability whatsoever to Distributor or any of Distributor's customers or end-users for any loss or damage resulting from a claim of infringement or wrongful use based upon or arising from (i) ISD's compliance with Distributor's design, specifications, or instructions, (ii) the use of any equipment, products, software, data or other work not manufactured, designed, assembled or supplied by ISD, (iii) the use of any ISD Product in implementing or practicing a process, (iv) infringement resulting from a combination, alteration or configuration of the ISD Product, except as recommended by ISD in writing, or (v) the use of any non-Toshiba name or mark or of any work not authorized by ISD.

(e)

Disclaimer of Liability: EXCEPT AS EXPRESSLY SET FORTH iN THIS SECTION, ISD AND ITS SUPPLIERS, IF ANY, DISCLAIM ALL LIABILITY WHATSOEVER TO DISTRIBUTOR, OR DISTRIBUTOR'S CUSTOMERS OR END-USERS, FOR LOSS OR DAMAGE, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO ANY ALLEGATION TO DETERMINATION THAT ANY ISD PRODUCT OR ANY ACTION IN CONNECTION WITH AN ISD PRODUCT INFRINGES OR CONSTITUTES INFRINGEMENT OR WRONGFUL USE OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHER PROPRIETARY RIGHT UNDER THE LAWS OF THE UNITED STATES. THE OBLIGATIONS AND RIGHTS UNDER THIS SECTION SHALL SURVIVE THE TERM AND TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

(f)

Trademark/Trade Name: Distributor shall not use and is strictly prohibited from using, any Toshiba trademark or trade name as part of Distributor's trademarks or names or in any manner which ISD concludes, in its sole judgment, is unfair, confusing, or misleading to the public or which otherwise adversely reflects upon the good name and reputation of ISD, Toshiba America Information Systems, Inc., or Toshiba Corporation. Additionally, Distributor shall not remove the Toshiba trademarks from any ISD Product, or alter or deface same.

(g)

Exclusive Remedies: The remedies set forth herein shall be Distributor's sole and executive remedy in the event of any claim of infringement related to ISD Products.

14.

INDEMNIFICATION; INSURANCE:  Distributor agrees to defend, indemnify and hold ISD harmless from any and all liabilities, losses, costs or damages arising from Distributors performance of this Agreement or the breach of any provisions hereof by Distributor, its agents and employees. Distributor further agrees to provide ISD with a certificate evidencing Commercial General Liability insurance coverage in a minimum amount of One Million Dollars ($1,000,000), which names ISD as an additional insured and may only be changed or canceled upon thirty (30) days written notice to ISD.

15.

PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION:  Distributor and ISD agree to observe complete confidentiality with regard to any non-public technical, marketing, price or other information which is disclosed by the other party; provided, however, the foregoing does not apply to any information which (i) is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving party, (ii) was lawfully in the receiving party's possession prior to receipt from the disclosing party, (iii) is received independently from a third party free to lawfully disclose such information to the receiving party, or (iv) is subsequently independently developed by the receiving party. The receiving party's obligations with respect to each item of confidential information shall terminate three (3) years from the date of receipt thereof by the receiving party and shall survive the termination of this Agreement.

16.

LIMITATION OF LIABILITY:

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER THIRD PARTIES FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS, TO THE FULL EXTENT SUCH DAMAGES MAY BE DISCLAIMED BY LAW, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION APPLIES WHETHER DAMAGES ARE SOUGHT UNDER WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR OTHERWISE, EXCEPT IN THE CASE OF PERSONAL INJURY, DEATH OR TANGIBLE PROPERTY DAMAGE WHERE, AND TO THE EXTENT THAT, APPLICABLE LAW REQUIRES SUCH LIABILITY.

IN NO EVENT SHALL THE LIABILITY OF ISD OR OF TOSHIBA CORPORATION, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THE SALE OF ISD PRODUCTS EXCEED THE PURCHASE PRICE CHARGED BY ISD. IN NO EVENT SHALL THE LIABILITY OF ISD, WHETHER IN WARRANTY, CONTRACT, TORT OR OTHERWISE, FOR ANY OTHER MATTER ARISING OUT OF THIS AGREEMENT EXCEED TWENTY FIVE THOUSAND DOLLARS ($25,000).

The foregoing limitations shall not apply to the parties' indemnity obligations under this Agreement, and to breach of Section 15 hereof.

17.

ASSIGNMENT:  Neither party may assign this Agreement without the prior written consent of the other, provided that ISD may assign this Agreement without Distributor's approval to any Toshiba subsidiary or affiliate, provided that the subsidiary or affiliate shall accept ISD's obligations hereunder.

18.

FORCE MAJEURE:  Performance of this Agreement, except for the payment of money by Distributor to. ISD, may be suspended for a period not exceeding sixty (60) days in the event that the failure to perform is due to acts of God, war, strikes, labor disputes, riots, product shortages, earthquake, accident, fire, governmental requirements, or other cause beyond the reasonable control of and without the fault or negligence of the party claiming such event.

19.

INVALIDITY:  In the event any one or more of the terms or conditions contained herein are held invalid, illegal, or unenforceable, then such terms or condition shall be stricken from the Agreement, and the validity, legality and enforceability of the remaining provisions shall not be impaired.

20.

EXPORT CONTROL:  This Agreement involves products and/or technical data that may be controlled under the U.S. Export Administration Regulations and may be subject to the approval of the U.S. Department of Commerce prior to export. Any export, directly or indirectly, in contravention of the U.S. Export Administration Regulations is prohibited. Each party agrees to comply with and be responsible for understanding any and all export regulations and rules now in effect or that may be issued from time to time by the Office of Export Administration of the United States Department of Commerce or any other governmental authority that has jurisdiction relating to export laws. Each party agrees to comply fully and strictly with the export controls and laws of any country, in which it does, or intends to do, business. Upon request, Distributor shall confirm its compliance with this Section.

21.

ETHICAL STANDARDS.  ISD conducts its business in accordance with the highest professional and ethical standards. ISD policy prohibits the solicitation or acceptance of any bribe, kickback, or gratuity by any ISD employee in the transaction of its business. The payment of any bribe, kickback, or gratuity is not a condition for doing business with ISD. Distributor shall report any violation of this policy to the Vice President, General Counsel and to the President of Toshiba America Information Systems, Inc., 9740 Irvine Boulevard, Irvine, California 92618.

22.

NOTICE.  Any notices required or permitted hereunder shall be deemed given if hand delivered, or five (5) days after being mailed, postage prepaid, by certified or registered mail, return receipt requested, or by facsimile to either party at the address or facsimile number listed below:

ISD:	Distributor:

Imaging Systems Division	Costar Video Systems, LLC
Toshiba America Information Systems, Inc.	DBA Southern Imaging
9740 Irvine Boulevard	2720 Commodore Dr., Suite 150
Irvine, California 92618
Attention: Vice President, General Manager	Attention: Bill Switzer
Fax: (949) 470-9390	Fax: (972) 446-8866

With a copy to:

Toshiba America Information Systems, Inc.
9740 Irvine Boulevard
Irvine, California  92618
Attn:  General Counsel
Fax: (949) 587-6235

23.

BINDING ARBITRATION/GOVERNING LAW:  All disputes, controversies, or claims, including tort claims, arising out of this Agreement, shall be submitted to binding arbitration to be held in Orange County, California, pursuant to the commercial dispute rules of the American Arbitration Association. The arbitrator shall apply the California Rules of Evidence and may permit limited discovery, including the taking of depositions. Any award shall be final and binding and judgment may be entered on such award in any court of competent jurisdiction. This Agreement shall be governed in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

24.

WAIVER:  Failure of either party to require strict performance by the other party of any provision hereof shall not affect the first party's right to require strict performance thereafter. Waiver by either Party of a breach of any provision of this Agreement shall not waive the provision or any subsequent breach.

25.

COMPLETE UNDERSTANDING:  This Agreement together with any Attachments constitutes and expresses the entire agreement between the parties with respect to the subject matter hereof, and supersedes any previous cr contemporaneous oral or written' communications, representations, understandings or agreements between the parties. Without limiting the generality of the foregoing, the terms and provisions of the Agreement are intended by the parties hereto as a final expression of their agreement with respect to the subject matter hereof, and may not be contradicted by evidence of any prior agreement or of a contemporaneous oral agreement The terms of this Agreement may be modified only in a writing signed by authorized representatives of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TOSHIBA AMERICAN INFORMATION		DISTRIBUTOR
SYSTEMS, INC		COSTAR VIDEO SYSTEMS, LLC
IMAGING SYSTEMS DIVISION		DBA SOUTHERN IMAGING

By:	/s/ Vince Giovinco	By:	/s/ Bill Switzer

Print Name:	Vince Giovinco	Print Name:	Bill Switzer